UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 7, 2008

ASSOCIATED ESTATES REALTY CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number 1-12486

Ohio	34-1747603
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1 AEC PARKWAY, RICHMOND HEIGHTS, OHIO 44143-1467
(Address of principal executive offices)

(216) 261-5000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 7, 2008, the Shareholders of Associated Estates Realty Corporation (the “Company”) approved the 2008 Equity Based Award Plan (the “Plan”) which previously had been adopted by the Company’s Board of Directors (the “Board”) on March 14, 2008, subject to shareholder approval.  Subsequent to receiving Shareholder approval on May 7, 2008, the Board adopted amended language to the Plan consistent with the additional proxy materials filed by the Company on May 1, 2008.

            Under the Plan, 750,000 common shares are available for awards.  The Plan provides for the grant to officers, other employees and directors of the Company, its subsidiaries and affiliates, of options to purchase common shares of the Company (“Stock Options”), rights to receive the appreciation in value of common shares (“Share Appreciation Rights”), awards of common shares subject to vesting and restrictions on transfer (“Restricted Shares”), awards of common shares issuable in the future upon satisfaction of certain conditions (“Deferred Shares”) and other awards based on common shares (“Other Share-Based Awards”).  Stock Options, Share Appreciation Rights, Restricted Shares, Deferred Shares and Other Share-Based Awards are collectively referred to as “Awards.”

The Plan is administered by the Executive Compensation Committee of the Company’s Board of Directors (the “Committee”).  As to the selection and grant of Awards to participants who are not subject to Section 16(b) of the Securities and Exchange Act of 1934, the Committee may delegate its responsibilities to members of the Company’s management consistent with applicable law.

The Plan does not provide for “reload” options or option repricing.  Although the Plan contains a specific prohibition on repricing, the amended language was proposed and adopted in order to clarify this prohibition in the event of a buyout transaction.  The amended language is contained in subparagraph (ii) in Section 5(D) of the Plan, entitled "Buyout Provisions".  A copy of the Plan, as amended, is filed as Exhibit 10.1 to this report on Form 8-K.

ITEM 9.01   Financial Statements and Exhibits.

10.1	Associated Estates Realty Corporation Amended 2008 Equity Based Award Plan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASSOCIATED ESTATES REALTY CORPORATION

May 13 , 2008	/s/ Lou Fatica
(Date)	Lou Fatica, Vice President
Chief Financial Officer and Treasurer

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